EXHIBIT 99.1

ICU Medical, Inc. Reports Fourth Quarter and Year-End 2007 Results

SAN CLEMENTE, Calif., Jan. 28, 2008 (PRIME NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, today announced results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth quarter of 2007 revenue was $45.5 million compared to pro forma revenue of $50.6 million in the same period last year. Excluding the pro forma elimination of discontinued products of $2.2 million, revenue was $52.8 million in the fourth quarter of 2006.

Net income for the fourth quarter of 2007 was $6.0 million, or $0.41 per diluted share, as compared to net income of $6.9 million, or $0.44 per diluted share, in the fourth quarter of 2006.

For the fiscal year ended December 31, 2007, revenue totaled $188.1 million, as compared to pro forma revenue of $187.0 million in the same period last year. Excluding the pro forma elimination of discontinued products of $14.6 million in 2006, revenue was $201.6 million for the fiscal year ended December 31, 2006. For the fiscal year ended December 31, 2007, the Company earned $23.1 million, or $1.51 per diluted share, as compared to net income of $25.7 million, or $1.64 per diluted share, for the fiscal year ended December 31, 2006.

Frank O'Brien, ICU Medical's Chief Financial Officer said, "During the fourth quarter, our sales of CLAVE and custom products, excluding critical care, continued to grow. In addition, overall gross margins expanded approximately 9 percentage points to 42% and our operating income increased 35% year-over-year. As expected, the fourth quarter's top-line performance was adversely impacted by a double-digit decline in critical care products that we sell to Hospira. Except for critical care, our overall business performed very well in 2007."

The Company ended the year with a very healthy balance sheet and strong cash flow from operations. Operating cash flow was $41.5 million for the fiscal year of 2007. As of December 31, 2007, cash and investments totaled $95.6 million and working capital was $131.8 million. This is after the Company bought back 1,062,922 shares at a cost of $41 million in the open market during fiscal year of 2007.

The Company will be conducting a conference call concerning its fourth quarter and fiscal year ended December 31, 2007 results at 1:30 p.m. PST (4:30 p.m. EST) on January 28, 2008 which can be accessed at 866-711-8198, passcode 49244681 or by replay at 888-286-8010, passcode 87924875. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at http://www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay. Certain information provided as part of that call will be provided on the Company's website at http://www.icumed.com within 48 hours of this announcement.

                          ICU Medical, Inc.
              Summary Consolidated Statements of Income
       (all amounts in thousands except share and per share data)

                           Quarter ended              Year ended
                             December 31,             December 31,
                       ----------------------  -----------------------
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
                       (unaudited) (unaudited) (unaudited)     (a)

 TOTAL REVENUE        $    45,547 $    52,807 $   188,138 $   201,613

 COST OF GOODS SOLD        26,524      35,397     109,895     120,929

 OPERATING EXPENSES        12,367      12,472      53,595      49,811
                       ----------- ----------- ----------- -----------

   Income from
    operations              6,656       4,938      24,648      30,873

 OTHER INCOME               1,322       1,237       8,698       4,462

 BENEFIT (PROVISION)
  FOR INCOME TAXES         (1,965)        549     (10,337)    (10,240)
 MINORITY INTEREST             --         136          70         565

                       ----------- ----------- ----------- -----------
 NET INCOME            $    6,013 $     6,860 $    23,079 $    25,660
                       =========== =========== =========== ===========

 NET INCOME PER SHARE
   Diluted            $      0.41 $      0.44 $      1.51 $      1.64

 WEIGHTED AVERAGE
  NUMBER OF SHARES
         Diluted       14,651,853  15,745,716  15,265,108  15,599,132

 (a) 2006 amounts were derived from the audited consolidated financial statements of ICU Medical, Inc.

                         ICU Medical, Inc.
             Summary Consolidated Balance Sheet Data
           (all amounts in thousands except share data)

                         ASSETS

                                                  12/31/07   12/31/06
                                                  ---------  ---------
                                                 (unaudited)    (a)
 CURRENT ASSETS:
   Cash and marketable securities                 $ 95,643   $116,918
   Accounts receivable, net                         26,115     26,533
   Inventories                                      19,504     16,315
   Prepaid and deferred income taxes                 7,249      7,417
   Other current assets                              4,746      4,255
                                                  ---------  ---------
     Total current assets                          153,257    171,438
                                                  ---------  ---------
 PROPERTY AND EQUIPMENT, NET                        72,708     59,037
 DEFERRED INCOME TAXES                               2,432      2,878
 OTHER ASSETS                                       14,197     10,895
                                                  ---------  ---------
                                                  $242,594   $244,248
                                                  =========  =========

           LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES                              $ 21,475   $ 15,919
 DEFERRED INCOME TAXES - long-term portion           4,325      3,084
 INCOME TAXES PAYABLE - long-term portion            2,890         --
 MINORITY INTEREST                                      --        358

 STOCKHOLDERS' EQUITY:
   13,689,450 common shares outstanding
    at December 31, 2007                           213,904    224,887
                                                  ---------  ---------
                                                  $242,594   $244,248
                                                  =========  =========

 (a) December 31, 2006 amounts were derived from the audited consolidated financial statements of ICU Medical, Inc.

                            ICU Medical, Inc.
              Summary Consolidated Statements of Cash Flows
                        (all amounts in thousands)

                                                       Year ended
                                                  --------------------
                                                  12/31/07   12/31/06
                                                  ---------  ---------
                                                 (unaudited)    (a)
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                                       $ 23,079   $ 25,660
 Adjustments to reconcile
  net income to net cash
  provided by operating activities --
    Depreciation and amortization                   11,796     11,231
    Net change in current assets
     and liabilities, and other                      6,637     (5,283)
                                                  ---------  ---------
  Net cash provided by
   operating activities                             41,512     31,608
                                                  ---------  ---------

 PURCHASES OF PROPERTY AND EQUIPMENT               (23,645)   (19,612)
 PROCEEDS FROM SALE OF BUILDING                         --      6,062
 NET (INCREASE) DECREASE IN MARKETABLE SECURITIES   15,995    (23,877)
 EMPLOYEE EQUITY PLANS                               4,043     16,261
 PURCHASE OF TREASURY STOCK                        (41,000)    (6,986)
 OTHER                                              (2,185)     2,843

                                                  ---------  ---------
 NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                            $ (5,280)  $  6,299
                                                  =========  =========

 (a) 2006 amounts were derived from the audited consolidated financial statements of ICU Medical, Inc.

CONTACT: ICU Medical, Inc.
         Francis J. O'Brien, Chief Financial Officer
         (949) 366-2183

         ICR, Inc.
         John F. Mills, Senior Managing Director
         (310) 954-1100